Exhibit 99.1

Lpath Reports Results for iSONEPTM in Patients with Wet Age-related Macular Degeneration

Study Did Not Meet Primary or Key Secondary Endpoints

Company to Undergo Corporate Restructuring

SAN DIEGO, May 20, 2015 — Lpath, Inc. (NASDAQ: LPTN), the industry leader in bioactive lipid-targeted therapeutics, announced that its multicenter, Phase 2 “Nexus” clinical trial evaluating iSONEP™ in patients with wet age-related macular degeneration (wet AMD) did not meet its primary or key secondary endpoints. Wet AMD patients who had not responded adequately to existing anti-vascular endothelial growth factor (VEGF) therapies including Lucentis®, Avastin® and Eylea® did not show any statistically significant improvement in visual acuity when treated with iSONEP as an adjunctive or monotherapy.

Nexus is a prospective, randomized, double-masked, positive control, Phase 2 clinical trial conducted in the U.S. that enrolled 158 patients with wet AMD. All enrolled patients had been subresponsive to treatment with anti-VEGF drugs, and had received at least three previous injections of an anti-VEGF drug. Nexus study patients each received four intravitreal injections over the 90 day dosing period. There were approximately 39 patients in each of the four treatment arms. The pre-specified primary endpoint of the study was mean change in best corrected visual acuity (BCVA) by Early Treatment Diabetic Retinopathy Study (ETDRS) from Day 0 to Day 120. At day 120, patients who received intravitreal injections of (i) 4.0 mg iSONEP alone lost a mean of 3.17 letters on the ETDRS, (ii) a combination of 0.5 mg iSONEP and anti-VEGF therapy gained a mean of 4.22 letters, (iii) a combination of 4.0 mg iSONEP and anti-VEGF therapy gained a mean of 3.63 letters, and (iv) an anti-VEGF therapy alone gained a mean of 4.34 letters.

BCVA and anatomical endpoints were collected throughout the nine-month period. The data collected suggests that in this study iSONEP was safe and well tolerated across all dose levels when administered alone or in combination with anti-VEGF therapy.  Of the 158 patients randomized in the study, 11 patients continue to be evaluated, with completion of follow up at month nine for all patients expected in September 2015.

“This trial was designed to evaluate the activity of iSONEP in wet AMD patients that had previously received at least three prior injections of an anti-VEGF agent and had not responded well.  While the primary endpoint of the trial was not met, we will be conducting a complete analysis of the data, including additional anatomical endpoints, to better understand the results from each arm of the trial,” stated Dario Paggiarino, M.D., Lpath’s senior vice president and chief development officer.

Full study results will be presented during the Retina Subspecialty Days in conjunction with the American Academy of Ophthalmology in Las Vegas, Nevada in November 2015.

Corporate Refocusing and Cash Conservation Strategy

Lpath will restructure its workforce and conduct a strategic evaluation of its research and development programs in order to conserve working capital and focus its resources on those programs deemed most likely to create value in the near term. The company expects that the reduction in workforce together with planned reductions or delays in other expenditures will decrease annualized cash expenditures significantly. With these planned spending reductions, Lpath estimates that its available cash and committed funding should be sufficient to fund the company’s drug discovery and development activities through June 30, 2016.

In addition to iSONEP, Lpath has three drug candidates in its pipeline. The status and plans for these drug candidates are summarized as follows: Lpath completed a Phase 2a clinical trial of ASONEP in renal cell carcinoma. While that study did not meet its primary endpoint, there were encouraging signals of activity, and Lpath is currently exploring additional indications for ASONEP.  Lpathomab is an anti-LPA antibody that is ready to begin a Phase 1 clinical study for neuropathic pain upon clearance from the FDA.  Altepan is an anti-leukotriene antibody that is being studied in models of inflammatory bowel disease, respiratory disease and inflammation. Lpath is also applying its proprietary technology to other bioactive lipid targets to create additional novel bioactive-lipid-oriented product candidates for the company’s pipeline.

About Lpath

San Diego-based Lpath, Inc. (NASDAQ: LPTN) is the category leader in lipid-targeted therapeutics. The company’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind and inhibit bioactive lipids that contribute to disease. The company has developed four drug candidates. For more information, visit www.Lpath.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements, include but are not limited to, statements regarding the Company’s future analysis of the data from the Nexus clinical trial, the Company’s corporate restructuring plans, liquidity and cash burn rate and the Company’s development plans for its other drug candidates. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the final results of the Company’s preclinical studies and clinical trials may be different from the Company’s studies or interim data results and may not support further clinical development and/or the commercialization of its drug candidates; the Company may not successfully complete its existing and any additional clinical trials for its drug candidates on a timely basis, or at all; the Company may fail to obtain required governmental approvals for any of its drug candidates; the Company may not be successful in maintaining its commercial relationship with Pfizer Inc.; and the Company may not be able to secure the funds necessary to support its preclinical-development and clinical-development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 24, 2015 and its Quarterly Report on Form 10-Q filed with the SEC on May 8, 2015. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

COMPANY CONTACT:

Gary Atkinson

Chief Financial Officer

Lpath, Inc.

858-926-3202

gatkinson@lpath.com

PUBLIC RELATIONS CONTACT:

Canale Communications

Pam Lord

619-849-6003

pam@canalecomm.com

Lucentis® and Avastin® are registered trademarks of Genentech, Inc.

Eylea® is a registered trademark of Regeneron Pharmaceuticals, Inc.